Exhibit 99.1

Cray Media: Nick Davis 206/701-2123 pr@cray.com	Investors: Paul Hiemstra 206/701-2044 ir@cray.com

CRAY INC. REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

Seattle, WA – May 9, 2011 – Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced financial results for the first quarter ended March 31, 2011. Revenue for the quarter was $39.9 million compared to $28.4 million in the prior year period. The company reported a net loss for the quarter of ($1.5 million) or ($0.04) per share compared to a net loss of ($11.6 million) or ($0.34) per share in the first quarter of 2010.

Total gross profit margin for the first quarter 2011 was 43% compared to 23% for the first quarter of 2010. For the first quarter 2011, product margin was 32% and service margin was 51%. First quarter 2011 service margin benefited as new, large systems went into production and also benefited from revenue on a custom engineering contract on which costs were recognized in a prior period.

Operating expenses for the first quarter 2011 were $18.1 million, flat with the prior year period. First quarter 2011 operating expenses included $1.1 million for restructuring costs associated with the company’s workforce rebalancing announced in March 2011. The first quarter 2011 results also included non-cash items of $2.2 million for depreciation and amortization and $1.1 million related to stock compensation expense.

As of March 31, 2011, cash balances totaled $125.9 million compared to $61.3 million as of December 31, 2010.

“We had a solid first quarter highlighted by strong gross margin and cash of over $3 per share at quarter-end,” said Peter Ungaro, president and CEO of Cray. “We continue to make good progress on our internal development plans with two upgrades planned for the Cray XE6 supercomputer later this year. Due to lengthening sales cycles, mainly driven by federal budgeting delays in the U.S. and abroad, we have adjusted the low end of our revenue range downward for 2011 – at the same time we reduced our cost profile and improved our operating leverage. Our focus is on winning new opportunities needed to achieve our outlook while continuing to execute on our longer-term growth drivers.”

Outlook

A wide range of results remains possible for 2011 and the company’s quarterly and annual results are highly dependent on completing a handful of large transactions already contracted as well as securing additional opportunities. One of these opportunities not yet contracted is anticipated to be more than $50 million in revenue for 2011. Assuming all necessary acceptances are achieved within the year, total revenue for 2011 is anticipated to be $300-$340 million. Quarterly revenue is expected to fluctuate for 2011 with second quarter revenue in the range of $65-$70 million and fourth quarter revenue representing more than 50% of the annual total. Custom Engineering revenue is expected to be approximately $40-$50 million for 2011.

For the year, total gross margins are expected to be in the mid-30% range and with a second Defense Advanced Research Projects Agency (DARPA) milestone anticipated for the fourth quarter, core operating expenses are expected to be about $100 million. Based on this outlook, we expect to be profitable for 2011.

Actual results for any future period are subject to large fluctuations given the nature of Cray’s business.

Recent Highlights

•

Today, Cray is announcing plans to upgrade and expand the Cray XE6 system located at the University of Edinburgh in Scotland as part of the High-End Computing Terascale Resource (HECToR) project. Cray will add 10 cabinets to the existing 20-cabinet Cray XE6 supercomputer and will upgrade all of the systems processors to the new AMD Opteron™ 6200 Series processor (code-named “Interlagos”). The expansion and upgrade is expected to be completed later this year and will provide the HECToR users with an 827-teraflops supercomputer for tackling complex scientific challenges.

•

In February, Cray announced it had signed a contract to provide the Swiss National Supercomputing Centre (CSCS) in Manno, Switzerland with a next generation Cray XMT supercomputer. A key offering of Cray’s Custom Engineering group, the Cray XMT system features a massive, multithreaded processing architecture designed for large data-driven problems. CSCS is the first customer to order the new system, and will use its unique capabilities to focus on scientific applications such as material sciences, medicine genomics, high-energy physics, climate research and astrophysics. The system is expected to be delivered and put into production in 2011.

•

In April, the Partnership for Advanced Computing in Europe (PRACE) announced that the Cray XE6 system being delivered in 2011 to the University of Stuttgart’s High Performance Computing Center (HLRS) will officially be a PRACE resource. The Cray XE6 system at HLRS, nicknamed “Hermit,” will be the first Cray supercomputer at more than a petaflops performance level outside of the United States and joins exclusive company as only the third “Tier-0” PRACE supercomputing resource in Europe.

•

In April, Cray announced that the new Intel® Xeon® processor E7 family is now available in the Cray CX1000 supercomputer, providing new levels of performance and advance reliability to customers with data-demanding workloads.

•	In March, Cray completed a development milestone related to its “DARPA” contract. The $12.0 million milestone represented an offset to gross research and development expense.

Conference Call Information

Cray will host a conference call today, Monday, May 9, 2011 at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss first quarter 2011 financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1- 877-941-9205. International callers should dial 1- 480-629-9835. To listen to the audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.

If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-406-7325, international callers dial 1-303-590-3030, and entering the access code 4435840. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. PDT on Monday, May 9, 2011.

About Cray Inc.

As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected future operating results, its product development plans, including its ability to complete two major upgrades to the Cray XE6 system, the expected delivery of Cray systems that have been ordered, and the ability of systems delivered by Cray to meet the customer’s needs. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that Cray will not be able to secure orders for Cray XE6 systems (including enhanced Cray XE6 systems) when or at the levels expected (including for the more than $50 million opportunity planned in 2011), the risk that Cray is not able to successfully complete its planned product development efforts and deliver upgrades to the Cray XE6 system within the planned timeframe or at all, the risk that Cray is not able to achieve and obtain acceptance of co-funded development milestones when or as expected or at all, the risk that the AMD “Interlagos” processor is not available when expected, the risk that the systems ordered by customers are not delivered when expected or do not perform as expected once delivered, the risk that customer acceptances are not received when expected or at all (particularly with more than 50% of revenue anticipate in the fourth quarter of 2011), the risk that Cray is not able to achieve anticipated gross margin or expense levels, and such other risks as identified in the Company’s quarterly report on Form 10-Q for the period ended March 31, 2011, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company’s expectations.

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Cray is a registered trademark of Cray Inc. in the United States and other countries and Cray XE6, Cray XMT and Cray CX1000 are trademarks of Cray Inc. Other product and service names mentioned herein are the trademarks of their respective owners.

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
REVENUE:
Product	$16,696	$9,065
Service	23,171	19,323

Total revenue	39,867	28,388

COST OF REVENUE:
Cost of product revenue	11,317	8,006
Cost of service revenue	11,350	13,748

Total cost of revenue	22,667	21,754

Gross profit	17,200	6,634

OPERATING EXPENSES:
Research and development, net	6,456	7,694
Sales and marketing	6,356	6,264
General and administrative	4,137	4,287
Restructuring	1,118	—

Total operating expenses	18,067	18,245

Loss from operations	(867)	(11,611)

Other income (expense), net	(543)	97

Interest income (expense), net	17	17

Loss before income taxes	(1,393)	(11,497)

Income tax expense	(92)	(100)

Net loss	$(1,485)	$(11,597)

Basic and diluted net loss per common share	$(0.04)	$(0.34)

Basic and diluted weighted average shares outstanding	34,781	33,954

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share data)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$122,015	$57,381
Restricted cash	3,924	3,914
Accounts and other receivables, net	35,034	106,268
Inventory	52,664	49,241
Prepaid expenses and other current assets	6,195	5,901

Total current assets	219,832	222,705
Property and equipment, net	16,802	17,953
Service inventory, net	1,821	1,887
Deferred tax assets	3,098	3,105
Other non-current assets	12,960	14,978

TOTAL ASSETS	$254,513	$260,628

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$14,149	$20,384
Accrued payroll and related expenses	11,403	20,668
Other accrued liabilities	6,410	6,380
Deferred revenue	62,198	49,896

Total current liabilities	94,160	97,328
Long-term deferred revenue	12,896	14,954
Other non-current liabilities	2,720	2,525

TOTAL LIABILITIES	109,776	114,807
Shareholders’ equity:
Common stock and additional paid-in capital	560,739	559,058
Accumulated other comprehensive income	3,626	4,906
Accumulated deficit	(419,628)	(418,143)

TOTAL SHAREHOLDERS’ EQUITY	144,737	145,821

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$254,513	$260,628